NOVATION AGREEMENT

Go Ez Corp., a corporation organized and existing under the laws of the State of Delaware, with an address of 101 First Street, #493, Los Altos, California 94022, hereinafter referred to as the “Company”, and Abraham Dominguez Cinta, an individual, with an address of Hongzhong Road, Shanghai China, hereinafter referred to as “ABRAHAM CINTA”, in consideration of the promises made herein do hereby agree as follow:

1.

Original Agreement.  On November 17, 2014, Company received a loan in the amount of $4,403 from ABRAHAM CINTA and entered into a Convertible Debenture Note dated Dec 1, 2014, attached hereto as Exhibit A.  As of December 31, 2014 the amount due and owing under the Note including accrued interest is $4,432.

2.

Novation.  The Company and ABRAHAM CINTA hereby agree to extinguish $4,432 represented by the Note referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under the original terms of the Agreement and Note and stipulate that this agreement constitutes a novation with respect to the original Note.

3.

New Agreement.  The Company and ABRAHAM CINTA hereby agree to replace the amount owed as of December 31, 2014 with the issuance by the Company to ABRAHAM CINTA of 5 shares of its Preferred Series B Shares of stock pursuant to a Subscription Agreement and thereby converts $4,432 of debt owed to Preferred Series B stock at a price of $1,000 per share.

IN WITNESS WHEREOF, we hereby set our hand this 8th day of December, 2014.

GO EZ CORP.

NOTEHOLDER:

______________________________

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By:  Abraham Cinta

     By: ABRAHAM CINTA

Chief-Executive Officer